Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statements on Form S-4 of Farmers National Banc Corp. of our report dated March 19, 2021 on the consolidated financial statements of Emclaire Financial Corp as of for the year ended December 31, 2020, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Crowe LLP

Oak Brook, Illinois

May 13, 2022